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      As filed with the Securities and Exchange Commission on November 13, 1996

                          SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                      FORM N-8A

                             NOTIFICATION OF REGISTRATION
                          FILED PURSUANT TO SECTION 8(a) OF
                          THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                ----------------------

                       Name:  BERKELEY CAPITAL MANAGEMENT FUNDS

                         Address of Principal Business Office
                       (No. and Street, City, State, Zip Code):

                          650 California Street, Suite 2800
                           San Francisco, California 94108

                 Telephone Number (including area code): 415-393-0300

                  Name and address of agent for service of process:

                                  Deborah A. Kemper
                          650 California Street, Suite 2800
                           San Francisco, California 94108

                                ----------------------

                                Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               Yes    X                                No
                    _____                                 _____

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of San Francisco and State of California on the 13th day of November, 1996.


                                        BERKELEY CAPITAL MANAGEMENT FUNDS
                                        (Name of Registrant)

Attest: /s/ DEBORAH A. KEMPER            By: /s/ DEBORAH A. KEMPER
        ---------------------------         ---------------------------
        Deborah A. Kemper                   Deborah A. Kemper
        Principal Financial Officer         Principal Executive Officer